Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:

James C. Hagan, President and CEO

Guida R. Sajdak, Executive Vice President and CFO

Meghan Hibner, First Vice President and Investor Relations Officer

413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, October 23, 2024: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and nine months ended September 30, 2024. For the three months ended September 30, 2024, the Company reported net income of $1.9 million, or $0.09 per diluted share, compared to net income of $4.5 million, or $0.21 per diluted share, for the three months ended September 30, 2023. On a linked quarter basis, net income was $1.9 million, or $0.09 per diluted share, as compared to net income of $3.5 million, or $0.17 per diluted share, for the three months ended June 30, 2024. For the nine months ended September 30, 2024, net income was $8.4 million, or $0.40 per diluted share, compared to net income of $12.6 million, or $0.58 per diluted share, for the nine months ended September 30, 2023.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about November 21, 2024 to shareholders of record on November 7, 2024.

James C. Hagan, President and Chief Executive Officer, commented, “We believe our Company continues to be well positioned with strong capital and access to various liquidity sources. Our financial performance has been largely impacted by the unprecedented interest rate cycle and higher funding costs in response to the sustained increase in interest rates over the last 18-24 months. While it remains unclear whether the recent decrease in interest rates represents an end to this trend, the balance sheet is positioned to benefit from this decrease and the challenge will begin to subside as our liabilities begin to reprice lower. As we continue to manage the balance sheet in this uncertain interest rate environment, we remain focused on expense management initiatives to mitigate top line pressures and improve efficiencies over the Company’s long-term. The Company also continues to focus on our core business to grow loans and deposits as well as retention of our customers. Total deposits increased $80.5 million, or 3.8%, and total loans increased $21.7 million, or 1.1%, from year-end. Our asset quality remains strong, with nonperforming loans to total loans of 0.24% at September 30, 2024.”

Hagan concluded, “The Company is considered to be well-capitalized as defined by the regulators and we remain disciplined in our capital management strategies. During the nine months ended September 30, 2024, we repurchased 714,282 shares of the Company’s common stock at an average price per share of $7.61. We continue to believe that buying back shares represents a prudent use of the Company’s capital and we are pleased to be able to continue to return value to shareholders through share repurchases. Although the banking environment has been challenged, our capital management strategies have been critical to sustaining growth in book value per share, which increased $0.44, or 4.0%, while tangible book value per share increased $0.43, or 4.2%, to $10.73. The management team remains focused and well positioned to serve our community and to enhance shareholder value over the long term.”

Key Highlights:

Loans and Deposits

At September 30, 2024, total loans were $2.0 billion and increased $21.7 million, or 1.1%, from December 31, 2023. The increase in total loans was due to an increase in commercial real estate loans of $3.0 million, or 0.3%, an increase in residential real estate loans, including home equity loans, of $26.4 million, or 3.7%, partially offset by a decrease in commercial and industrial loans of $7.0 million, or 3.2%.

At September 30, 2024, total deposits were $2.2 billion and increased $80.5 million, or 3.8%, from December 31, 2023. Core deposits, which the Company defines as all deposits except time deposits, decreased $8.3 million, or 0.5%, from $1.5 billion, or 71.5% of total deposits, at December 31, 2023, to $1.5 billion, or 68.5% of total deposits at September 30, 2024. Time deposits increased $88.8 million, or 14.5%, from $611.4 million at December 31, 2023 to $700.2 million at September 30, 2024. Brokered time deposits, which are included in time deposits, totaled $1.7 million at September 30, 2024 and at December 31, 2023. The loan-to-deposit ratio decreased from 94.6% at December 31, 2023 to 92.1% at September 30, 2024.

Liquidity

The Company’s liquidity position remains strong with solid core deposit relationships, cash, unencumbered securities, a diversified deposit base and access to diversified borrowing sources. At September 30, 2024, the Company had $1.1 billion in immediately available liquidity, compared to $615.0 million in uninsured deposits, or 27.7% of total deposits, representing a coverage ratio of 183%. Uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (“ICS”) account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (“CDARS”). IntraFi allows for up to $250.0 million per customer of pass-through FDIC insurance, which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance.

Allowance for Loan Losses and Credit Quality

At September 30, 2024, the allowance for credit losses was $20.0 million, or 0.97% of total loans and 409.5% of nonperforming loans, compared to $20.3 million, or 1.00% of total loans and 315.6% of nonperforming loans at December 31, 2023. At September 30, 2024, nonperforming loans totaled $4.9 million, or 0.24% of total loans, compared to $6.4 million, or 0.32% of total loans, at December 31, 2023. Total delinquent loans decreased $1.7 million, or 28.3%, from $6.0 million, or 0.30% of total loans, at December 31, 2023 to $4.3 million, or 0.21% of total loans, at September 30, 2024. At September 30, 2024 and December 31, 2023, the Company did not have any other real estate owned.

Net Interest Margin

The net interest margin was 2.40% for the three months ended September 30, 2024 compared to 2.42% for the three months ended June 30, 2024. The net interest margin, on a tax-equivalent basis, was 2.42% for the three months ended September 30, 2024, compared to 2.44% for the three months ended June 30, 2024.

Stock Repurchase Program

On June 10, 2024, the Company announced the completion of its previously authorized stock repurchase plan (the “2022 Plan”) pursuant to which the Company was authorized to repurchase up to 1.1 million shares, or approximately 5% of its outstanding common stock, as of the date the 2022 Plan was adopted. On May 22, 2024, the Board of Directors authorized a new stock repurchase plan (the “2024 Plan”) under which the Company may repurchase up to 1.0 million shares, or approximately 4.6%, of the Company’s then-outstanding shares of common stock.

During the three months ended September 30, 2024, the Company repurchased 244,441 shares of common stock under the 2024 Plan, with an average price per share of $8.18. During the nine months ended September 30, 2024, the Company repurchased 714,282 shares of common stock with an average price per share of $7.61. As of September 30, 2024, there were 692,318 shares of common stock available for repurchase under the 2024 Plan.

The repurchase of shares under the stock repurchase program is administered through an independent broker. The shares of common stock repurchased under the 2024 Plan have been and will continue to be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2024 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Book Value and Tangible Book Value

The Company’s book value per share was $11.40 at September 30, 2024 compared to $10.96 at December 31, 2023, while tangible book value per share, a non-GAAP financial measure, increased $0.43, or 4.2%, from $10.30 at December 31, 2023 to $10.73 at September 30, 2024. See pages 19-21 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Net Income for the Three Months Ended September 30, 2024 Compared to the Three Months Ended June 30, 2024

The Company reported net income of $1.9 million, or $0.09 per diluted share, for the three months ended September 30, 2024, compared to net income of $3.5 million, or $0.17 per diluted share, for the three months ended June 30, 2024. Net interest income increased $258,000, or 1.8%, the provision for credit losses increased $1.2 million, non-interest income decreased $693,000, or 18.1%, and non-interest expense increased $92,000, or 0.6%. Return on average assets and return on average equity were 0.29% and 3.19%, respectively, for the three months ended September 30, 2024, compared to 0.55% and 6.03%, respectively, for the three months ended June 30, 2024.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income, our primary driver of revenues, increased $258,000, or 1.8%, to $14.7 million for the three months ended September 30, 2024, from $14.5 million for the three months ended June 30, 2024. The increase in net interest income was primarily due to an increase in interest income of $1.0 million, or 3.9%, partially offset by an increase in interest expense of $780,000, or 6.3%.

The net interest margin was 2.40% for the three months ended September 30, 2024, compared to 2.42% for the three months ended June 30, 2024. The net interest margin, on a tax-equivalent basis, was 2.42% for the three months ended September 30, 2024, compared to 2.44% for the three months ended June 30, 2024. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities, which was partially offset by an increase in the average yield on interest-earning assets. During the three months ended September 30, 2024 and the three months ended June 30, 2024, the Company had a fair value hedge which contributed to an increase in the net interest margin of seven basis points. Excluding the interest income attributed to the fair value hedge, the net interest margin was 2.33% and 2.35%, for the three months ended September 30, 2024 and the three months ended June 30, 2024, respectively. The fair value hedge is scheduled to mature in October of 2024.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.54% for the three months ended September 30, 2024, compared to 4.49% for the three months ended June 30, 2024. The average loan yield, without the impact of tax-equivalent adjustments, was 4.90% for the three months ended September 30, 2024, compared to 4.85% for the three months ended June 30, 2024. During the three months ended September 30, 2024, average interest-earning assets increased $40.6 million, or 1.7% to $2.4 billion, primarily due to an increase in average loans of $21.5 million, or 1.1%, an increase in average short-term investments, consisting of cash and cash equivalents, $17.7 million, or 123.6%, and an increase in average other investments of $1.6 million, or 11.0%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased eight basis points from 2.16% for the three months ended June 30, 2024 to 2.24% for the three months ended September 30, 2024. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased six basis points to 0.93% for the three months ended September 30, 2024, from 0.87% for the three months ended June 30, 2024. The average cost of time deposits increased five basis points from 4.39% for the three months ended June 30, 2024 to 4.44% for the three months ended September 30, 2024. The average cost of borrowings, including subordinated debt, increased five basis points from 5.00% for the three months ended June 30, 2024 to 5.05% for the three months ended September 30, 2024. Average demand deposits, an interest-free source of funds, increased $10.4 million, or 1.9%, from $548.8 million, or 25.7% of total average deposits, for the three months ended June 30, 2024, to $559.2 million, or 25.7% of total average deposits, for the three months ended September 30, 2024.

Provision for (Reversal of) Credit Losses

During the three months ended September 30, 2024, the Company recorded a provision for credit losses of $941,000, compared to a reversal for credit losses of $294,000 during the three months ended June 30, 2024. The provision for credit losses includes a provision for credit losses on loans of $609,000 and a reserve on unfunded loan commitments of $332,000. The increase in the provision for credit losses on loans was due to changes in the economic environment and related adjustments to the quantitative components of the CECL methodology as well as growth in the loan portfolio. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. The increase in reserves on unfunded loan commitments was due to an increase in commercial real estate unfunded loan commitments of $33.5 million, or 20.7%, from $161.8 million at June 30, 2024 to $195.3 million at September 30, 2024. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

During the three months ended September 30, 2024, the Company recorded net charge-offs of $98,000, compared to net charge-offs of $10,000 for the three months ended June 30, 2024.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $693,000, or 18.1%, to $3.1 million for the three months ended September 30, 2024, from $3.8 million for the three months ended June 30, 2024. Service charges and fees on deposits were $2.3 million for the three months ended September 30, 2024 and the three months ended June 30, 2024. Income from bank-owned life insurance (“BOLI”) decreased $32,000, or 6.4%, from the three months ended June 30, 2024 to $470,000, for the three months ended September 30, 2024. During the three months ended September 30, 2024, the Company reported $74,000 in other income from loan-level swap fees on commercial loans and did not have comparable income during the three months ended June 30, 2024. During the three months ended September 30, 2024, the Company sold $20.1 million in fixed rate residential loans to the secondary market and reported income from mortgage banking activities of $246,000 and did not have comparable income during the three months ended June 30, 2024. During the three months ended September 30, 2024 and the three months ended June 30, 2024, the Company reported unrealized gains on marketable equity securities of $10,000 and $4,000, respectively. During the three months ended June 30, 2024, the Company reported a gain on non-marketable equity investments of $987,000 and did not have comparable gains or losses from non-marketable equity investments during the three months ended September 30, 2024.

Non-Interest Expense

For the three months ended September 30, 2024, non-interest expense increased $92,000, or 0.6%, to $14.4 million from $14.3 million for the three months ended June 30, 2024. Salaries and employee benefits increased $211,000, or 2.7%, to $8.1 million, software expenses increased $46,000, or 8.1%, data processing expense increased $23,000, or 2.7%, FDIC insurance expense increased $15,000, or 4.6%, and debit card and ATM processing fees increased $6,000, or 0.9%. During the same period, these increases were partially offset by a decrease in professional fees of $41,000, or 7.1%, a decrease in advertising expense of $68,000, or 20.1%, a decrease in occupancy expense of $1,000, or 0.1%, and a decrease in other non-interest expense of $99,000, or 7.0%.

For the three months ended September 30, 2024, the efficiency ratio was 80.6%, compared to 78.2% for the three months ended June 30, 2024. For the three months ended September 30, 2024, the adjusted efficiency ratio, a non-GAAP financial measure, was 80.7% compared to 82.7% for the three months ended June 30, 2024. The increases in the efficiency ratio and the adjusted efficiency ratio were driven by lower revenues, defined as the sum of net interest income and non-interest income, during the three months ended September 30, 2024. See pages 19-21 for the related adjusted efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended September 30, 2024 was $618,000, or an effective tax rate of 24.5%, compared to $771,000, or an effective tax rate of 18.0%, for the three months ended June 30, 2024. The increase in the effective tax rate for the three months ended September 30, 2024 was driven by the Company’s projections of pre-tax income for the year ending December 31, 2024.

Net Income for the Three Months Ended September 30, 2024 Compared to the Three Months Ended September 30, 2023.

The Company reported net income of $1.9 million, or $0.09 per diluted share, for the three months ended September 30, 2024, compared to net income of $4.5 million, or $0.21 per diluted share, for the three months ended September 30, 2023. Net interest income decreased $1.7 million, or 10.1%, provision for credit losses increased $587,000, non-interest income decreased $471,000, or 13.0%, and non-interest expense increased $288,000, or 2.0%, during the same period. Return on average assets and return on average equity were 0.29% and 3.19%, respectively, for the three months ended September 30, 2024, compared to 0.70% and 7.60%, respectively, for the three months ended September 30, 2023.

Net Interest Income and Net Interest Margin

Net interest income decreased $1.7 million, or 10.1%, to $14.7 million, for the three months ended September 30, 2024, from $16.4 million for the three months ended September 30, 2023. The decrease in net interest income was due to an increase in interest expense of $3.6 million, or 37.8%, partially offset by an increase in interest and dividend income of $1.9 million, or 7.5%. Interest expense on deposits increased $3.5 million, or 44.9%, and interest expense on borrowings increased $133,000, or 7.3%. The increase in interest expense was a result of competitive pricing on deposits due to the continued higher interest rate environment and the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits.

The net interest margin was 2.40% for the three months ended September 30, 2024, compared to 2.70% for the three months ended September 30, 2023. The net interest margin, on a tax-equivalent basis, was 2.42% for the three months ended September 30, 2024, compared to 2.72% for the three months ended September 30, 2023. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities and the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits, which was partially offset by an increase in the average yield on interest-earning assets. During the three months ended September 30, 2024 and the three months ended September 30, 2023, the Company had a fair value hedge which contributed to an increase in the net interest margin of seven basis points. Excluding the interest income from the fair value hedge, the net interest margin was 2.33% and 2.64%, for the three months ended September 30, 2024 and three months ended September 30, 2023, respectively. The fair value hedge is scheduled to mature in October of 2024.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.54% for the three months ended September 30, 2024, compared to 4.28% for the three months ended September 30, 2023. The average loan yield, without the impact of tax-equivalent adjustments, was 4.90% for the three months ended September 30, 2024, compared to 4.64% for the three months ended September 30, 2023. During the three months ended September 30, 2024, average interest-earning assets increased $38.2 million, or 1.6% to $2.4 billion, primarily due to an increase in average loans of $31.3 million, or 1.6%, an increase in average short-term investments, consisting of cash and cash equivalents, of $9.7 million, or 43.4%, an increase in average other investments of $3.7 million, or 30.8%, partially offset by a decrease in average securities of $6.5 million, or 1.8%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 60 basis points from 1.64% for the three months ended September 30, 2023 to 2.24% for the three months ended September 30, 2024. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 23 basis points to 0.93% for the three months ended September 30, 2024, from 0.70% for the three months ended September 30, 2023. The average cost of time deposits increased 98 basis points from 3.46% for the three months ended September 30, 2023 to 4.44% for the three months ended September 30, 2024. The average cost of borrowings, including subordinated debt, increased 24 basis points from 4.81% for the three months ended September 30, 2023 to 5.05% for the three months ended September 30, 2024. Average demand deposits, an interest-free source of funds, decreased $32.7 million, or 5.5%, from $591.9 million, or 27.5% of total average deposits, for the three months ended September 30, 2023, to $559.2 million, or 25.7% of total average deposits, for the three months ended September 30, 2024.

Provision for Credit Losses

During the three months ended September 30, 2024, the Company recorded a provision for credit losses of $941,000, compared to a provision for credit losses of $354,000, during the three months ended September 30, 2023. The increase was primarily due to an increase in the loan portfolio, specifically unfunded commercial real estate loan commitments, as well as changes in the economic environment and related adjustments to the quantitative components of the CECL methodology. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

The Company recorded net charge-offs of $98,000 for the three months ended September 30, 2024, as compared to net charge-offs of $78,000 for the three months ended September 30, 2023.

Non-Interest Income

Non-interest income decreased $471,000, or 13.0%, from $3.6 million for the three months ended September 30, 2023 to $3.1 million for the three months ended September 30, 2024. Service charges and fees on deposits increased $196,000, or 9.1%, and income from BOLI increased $16,000, or 3.5%, from the three months ended September 30, 2023 to the three months ended September 30, 2024. During the three months ended September 30, 2024, the Company reported $74,000 in other income from loan-level swap fees on commercial loans and did not have comparable income during the three months ended September 30, 2023. During the three months ended September 30, 2024, the Company reported income of $246,000 in mortgage banking activities due to the sale of fixed rate residential loans and did not have comparable income during the three months ended September 30, 2023. During the three months ended September 30, 2024, the Company reported $10,000 in unrealized gains of marketable equity securities and did not have comparable income during the three months ended September 30, 2023. During the three months ended September 30, 2023, the Company reported a gain on non-marketable equity investments of $238,000 and did not have comparable non-interest income during the three months ended September 30, 2024. During the three months ended September 30, 2023, non-interest income included a non-taxable gain of $778,000 on BOLI death benefits. The Company did not have comparable income during the three months ended September 30, 2024. During the three months ended September 30, 2023, the Company reported a loss on the sales of premises and equipment of $3,000 and did not have comparable expense during the three months ended September 30, 2024.

Non-Interest Expense

For the three months ended September 30, 2024, non-interest expense increased $288,000, or 2.0%, to $14.4 million from $14.1 million, for the three months ended September 30, 2023. Salaries and employee benefits increased $157,000, or 2.0%, to $8.1 million, debit card and ATM processing fees increased $87,000, or 15.5%, software expenses increased $83,000, or 15.7%, occupancy expense increased $58,000, or 5.0%, data processing expense increased $45,000, or 5.5%, other non-interest income increased $54,000, or 4.3%, and furniture and equipment related expenses increased $1,000, or 0.2%. These increases were partially offset by a decrease in professional fees of $103,000, or 16.0%, a decrease in advertising expense of $91,000, or 25.1%, and a decrease in FDIC insurance expense of $3,000, or 0.9%.

For the three months ended September 30, 2024, the efficiency ratio was 80.6%, compared to 70.6% for the three months ended September 30, 2023. For the three months ended September 30, 2024, the adjusted efficiency ratio, a non-GAAP financial measure, was 80.7% compared to 74.4% for the three months ended September 30, 2023. The increases in the efficiency ratio and the non-GAAP adjusted efficiency ratio were driven by lower revenues during the three months ended September 30, 2024, compared to the three months ended September 30, 2023. See pages 19-21 for the related adjusted efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended September 30, 2024 was $618,000, or an effective tax rate of 24.5%, compared to $1.0 million, or an effective tax rate of 18.7%, for the three months ended September 30, 2023. The effective tax rate for the three months ended September 30, 2023 included $778,000 in non-taxable BOLI death benefits.

Net Income for the Nine Months Ended September 30, 2024 Compared to the Nine Months Ended September 30, 2023

For the nine months ended September 30, 2024, the Company reported net income of $8.4 million, or $0.40 per diluted share, compared to $12.6 million, or $0.58 per diluted share, for the nine months ended September 30, 2023. Return on average assets and return on average equity were 0.44% and 4.74% for the nine months ended September 30, 2024, respectively, compared to 0.66% and 7.19% for the nine months ended September 30, 2023, respectively.

Net Interest Income and Net Interest Margin

During the nine months ended September 30, 2024, net interest income decreased $7.2 million, or 13.9%, to $44.5 million, compared to $51.7 million for the nine months ended September 30, 2023. The decrease in net interest income was due to an increase in interest expense of $14.1 million, or 62.3%, partially offset by an increase in interest and dividend income of $6.9 million, or 9.3%. The $14.1 million increase in interest expense was primarily due to an increase of $12.9 million, or 72.3%, in interest expense on deposits as a result of competitive pricing and an unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits.

The net interest margin for the nine months ended September 30, 2024 was 2.46%, compared to 2.88% during the nine months ended September 30, 2023. The net interest margin, on a tax-equivalent basis, was 2.48% for the nine months ended September 30, 2024, compared to 2.90% for the nine months ended September 30, 2023. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities and the unfavorable shift in the deposit mix from low cost core to high cost time deposits, which was partially offset by an increase in the average yield on interest-earning assets. During the nine months ended September 30, 2024 and the nine months ended September 30, 2023, the Company had a fair value hedge which contributed to an increase in the net interest margin of seven and three basis points, respectively. Excluding the interest income from the fair value hedge, the net interest margin was 2.39% and 2.85%, for the nine months ended September 30, 2024 and the nine months ended September 30, 2023, respectively. The fair value hedge is scheduled to mature in October of 2024.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.49% for the nine months ended September 30, 2024, compared to 4.14% for the nine months ended September 30, 2023. The average loan yield, without the impact of tax-equivalent adjustments, was 4.86% for the nine months ended September 30, 2024, compared to 4.49% for the nine months ended September 30, 2023. During the nine months ended September 30, 2024, average interest-earning assets increased $14.5 million, or 0.6%, to $2.4 billion, from the same period in 2023. The increase was primarily due to an increase in average loans of $23.4 million, or 1.2%, an increase in average short-term investments, consisting of cash and cash equivalents, of $5.7 million, or 44.2%, and an increase in other interest-earning assets of $1.7 million, or 13.7%, partially offset by a decrease in average securities of $16.3 million, or 4.4%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 80 basis points from 1.32% for the nine months ended September 30, 2023 to 2.12% for the nine months ended September 30, 2024. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 24 basis points to 0.86% for the nine months ended September 30, 2024, from 0.62% for the nine months ended September 30, 2023. The average cost of time deposits increased 160 basis points from 2.72% for the nine months ended September 30, 2023 to 4.32% for the nine months ended September 30, 2024. The average cost of borrowings, including subordinated debt, increased 15 basis points from 4.84% for the nine months ended September 30, 2023 to 4.99% for the nine months ended September 30, 2024. Average demand deposits, an interest-free source of funds, decreased $52.1 million, or 8.6%, from $607.3 million, or 28.0% of total average deposits, for the nine months ended September 30, 2023, to $555.3 million, or 25.8% of total average deposits, for the nine months ended September 30, 2024.

Provision for Credit Losses

During the nine months ended September 30, 2024, the Company recorded a provision for credit losses of $97,000, compared to a provision for credit losses of $386,000 during the nine months ended September 30, 2023. The decrease was primarily due to changes in the loan mix as well as economic environment and related adjustments to the quantitative components of the CECL methodology. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

During the nine months ended September 30, 2024, the Company recorded net charge-offs of $41,000 compared to net charge-offs of $1.9 million for the nine months ended September 30, 2023. The charge-offs during the nine months ended September 30, 2023 were related to one commercial relationship acquired in October 2016 from Chicopee Bancorp, Inc. The Company recorded a $1.9 million charge-off on the relationship, which represented the non-accretable credit mark that was required to be grossed-up to the loan’s amortized cost basis with a corresponding increase to the allowance for credit losses under the CECL implementation.

Non-Interest Income

For the nine months ended September 30, 2024, non-interest income increased $1.5 million, or 17.9%, from $8.2 million during the nine months ended September 30, 2023 to $9.6 million. Service charges and fees on deposits increased $328,000, or 5.0%, and income from BOLI increased $37,000, or 2.7%.

During the nine months ended September 30, 2024, the Company reported a gain of $987,000 on non-marketable equity investments, compared to a gain of $590,000 during the nine months ended September 30, 2023. During the nine months ended September 30, 2024, the Company reported income of $246,000 from mortgage banking activities due to the sale of fixed rate residential real estate loans and did not have comparable income during the nine months ended September 30, 2023. During the nine months ended September 30, 2024, the Company reported $74,000 in other income from loan-level swap fees on commercial loans and did not have comparable income during the nine months ended September 30, 2023. During the nine months ended September 30, 2024, the Company reported $22,000 in unrealized gains of marketable equity securities and did not have comparable income during the nine months ended September 30, 2023. Gains and losses from the investment portfolio vary from quarter to quarter based on market conditions, as well as the related yield curve and valuation changes. During the nine months ended September 30, 2024, the Company reported a loss on the sales of premises and equipment of $6,000 compared to $3,000 during the nine months ended September 30, 2023. During the nine months ended September 30, 2023, the Company recorded a $1.1 million final termination expense related to the defined benefit pension plan (the “DB Plan”) termination. The Company did not have comparable income or expense during the nine months ended September 30, 2024. During the nine months ended September 30, 2023, non-interest income included a non-taxable gain of $778,000 on BOLI death benefits. The Company did not have comparable income during the nine months ended September 30, 2024.

Non-Interest Expense

For the nine months ended September 30, 2024, non-interest expense decreased $63,000, or 0.1%, to $43.5 million, compared to $43.6 million for the nine months ended September 30, 2023. The decrease in non-interest expense was primarily due to a decrease in professional fees of $513,000, or 23.3%, a decrease in salaries and employee benefits of $218,000, or 0.9%, a decrease in advertising expense of $159,000, or 14.2%, a decrease in other non-interest expense of $120,000, or 2.9%, and a decrease in furniture and equipment related expense of $10,000, or 0.7%. These decreases were partially offset by an increase in software related expenses of $309,000, or 19.7%, an increase in debit card and ATM processing fees of $264,000, or 16.7%, an increase in data processing of $208,000, or 8.8%, an increase in FDIC insurance expense of $88,000, or 9.0%, and an increase in occupancy expense of $88,000, or 2.4%.

For the nine months ended September 30, 2024, the efficiency ratio was 80.3%, compared to 72.7% for the nine months ended September 30, 2023. For the nine months ended September 30, 2024, the adjusted efficiency ratio, a non-GAAP financial measure, was 81.8% compared to 73.0% for the nine months ended September 30, 2023. The increases in the efficiency ratio and the non-GAAP adjusted efficiency ratio were driven by lower revenues during the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. See pages 19-21 for the related adjusted efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the nine months ended September 30, 2024 was $2.2 million, representing an effective tax rate of 20.9%, compared to $3.4 million, representing an effective tax rate of 21.3%, for nine months ended September 30, 2023.

Balance Sheet

At September 30, 2024, total assets were $2.6 billion, an increase of $75.9 million, or 3.0%, from December 31, 2023. The increase in total assets was primarily due to an increase in cash and cash equivalents of $44.0 million, or 152.4%, an increase in total loans of $21.7 million, or 1.1%, and an increase in investment securities of $8.7 million, or 2.4%.

Investments

At September 30, 2024, the investment securities portfolio totaled $369.4 million, or 14.0% of total assets, compared to $360.7 million, or 14.1%, of total assets, at December 31, 2023. At September 30, 2024, the Company’s available-for-sale (“AFS”) securities portfolio, recorded at fair market value, increased $18.8 million, or 13.7%, from $137.1 million at December 31, 2023 to $155.9 million. The held-to-maturity (“HTM”) securities portfolio, recorded at amortized cost, decreased $10.1 million, or 4.5%, from $223.4 million at December 31, 2023 to $213.3 million at September 30, 2024.

At September 30, 2024, the Company reported unrealized losses on the AFS securities portfolio of $24.6 million, or 13.6% of the amortized cost basis of the AFS securities portfolio, compared to unrealized losses of $29.2 million, or 17.5% of the amortized cost basis of the AFS securities at December 31, 2023. At September 30, 2024, the Company reported unrealized losses on the HTM securities portfolio of $30.7 million, or 14.4%, of the amortized cost basis of the HTM securities portfolio, compared to $35.7 million, or 16.0% of the amortized cost basis of the HTM securities portfolio at December 31, 2023.

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $4.6 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses with the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At September 30, 2024 and December 31, 2023, the Company did not record any credit impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The Company expects to strategically redeploy available cash flows from the securities portfolio to fund loan growth and deposit outflows.

Total Loans

Total loans increased $21.7 million, or 1.1%, from December 31, 2023, to $2.0 billion at September 30, 2024. The increase in total loans was due to an increase in commercial real estate loans of $3.0 million, or 0.3%, an increase in residential real estate loans, including home equity loans, of $26.4 million, or 3.7%, partially offset by a decrease in commercial and industrial loans of $7.0 million, or 3.2%. During the three months ended September 30, 2024, the Company sold $20.1 million in fixed rate residential loans to the secondary market with servicing retained.

The following table presents the summary of the loan portfolio by the major classification of the loan at the periods indicated:

	September 30, 2024	December 31, 2023
	(Dollars in thousands)
Commercial real estate loans:
Non-owner occupied	$878,265	$881,643
Owner-occupied	204,524	198,108
Total commercial real estate loans	1,082,789	1,079,751

Residential real estate loans:
Residential	631,649	612,315
Home equity	116,923	109,839
Total residential real estate loans	748,572	722,154

Commercial and industrial loans	210,390	217,447

Consumer loans	4,631	5,472
Total gross loans	2,046,382	2,024,824
Unamortized premiums and net deferred loans fees and costs	2,620	2,493
Total loans	$2,049,002	$2,027,317

Credit Quality

Management continues to closely monitor the loan portfolio for any signs of deterioration in borrowers’ financial condition and also in light of speculation that commercial real estate values may deteriorate as the market continues to adjust to higher vacancies and interest rates. We continue to proactively take steps to mitigate risk in our loan portfolio.

Total delinquency was $4.3 million, or 0.21% of total loans, at September 30, 2024, compared to $6.0 million, or 0.30% of total loans at December 31, 2023. At September 30, 2024, nonperforming loans totaled $4.9 million, or 0.24% of total loans, compared to $6.4 million, or 0.32% of total loans, at December 31, 2023. Total nonperforming assets totaled $4.9 million, or 0.18% of total assets, at September 30, 2024, compared to $6.4 million, or 0.25% of total assets, at December 31, 2023. At September 30, 2024 and December 31, 2023, there were no loans 90 or more days past due and still accruing interest. At September 30, 2024 and December 31, 2023, the Company did not have any other real estate owned.

At September 30, 2024, the allowance for credit losses as a percentage of total loans was 0.97% as compared to 1.00% at December 31, 2023. At September 30, 2024, the allowance for credit losses as a percentage of nonperforming loans was 409.5% as compared to 315.6% at December 31, 2023.

Total classified loans, defined as special mention and substandard loans, increased $3.7 million, or 9.4%, from $39.5 million, or 1.9% of total loans, at December 31, 2023 to $43.2 million, or 2.1%, of total loans at September 30, 2024. We continue to maintain diversity among property types and within our geographic footprint. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation.

Deposits

Total deposits increased $80.5 million, or 3.8%, from $2.1 billion at December 31, 2023 to $2.2 billion at September 30, 2024. Core deposits, which the Company defines as all deposits except time deposits, decreased $8.3 million, or 0.5%, from $1.5 billion, or 71.5% of total deposits, at December 31, 2023, to $1.5 billion, or 68.5% of total deposits, at September 30, 2024. Non-interest-bearing deposits decreased $10.9 million, or 1.9%, to $568.7 million, money market accounts increased $1.5 million, or 0.2%, to $635.8 million, savings accounts decreased $8.2 million, or 4.4%, to $179.2 million and interest-bearing checking accounts increased $9.3 million, or 7.1%, to $140.3 million. Time deposits increased $88.8 million, or 14.5%, from $611.4 million at December 31, 2023 to $700.2 million at September 30, 2024. Brokered time deposits, which are included in time deposits, totaled $1.7 million at September 30, 2024 and at December 31, 2023.

The table below is a summary of our deposit balances for the periods noted:

	September 30, 2024	June 30, 2024	December 31, 2023
	(Dollars in thousands)
Core Deposits:
Demand accounts	$568,685	$553,329	$579,595
Interest-bearing accounts	140,332	149,100	131,031
Savings accounts	179,214	186,171	187,405
Money market accounts	635,824	611,501	634,361
Total Core Deposits	$1,524,055	$1,500,101	$1,532,392
Time Deposits:	700,151	671,708	611,352
Total Deposits:	$2,224,206	$2,171,809	$2,143,744

During the nine months ended September 30, 2024, the Company continued to experience an unfavorable shift in deposit mix from low cost core deposits to high cost time deposits as customers continue to migrate to higher deposit rates. The Company continues to focus on the maintenance, development, and expansion of its core deposit base to meet funding requirements and liquidity needs, with an emphasis on retaining a long-term customer relationship base by competing for and retaining deposits in our local market. At September 30, 2024, the Bank’s uninsured deposits represented 27.7% of total deposits, compared to 26.8% at December 31, 2023.

FHLB and Subordinated Debt

At September 30, 2024, total borrowings decreased $4.1 million, or 2.6%, from $156.5 million at December 31, 2023 to $152.4 million. Short-term borrowings decreased $11.7 million, or 72.7%, to $4.4 million, compared to $16.1 million at December 31, 2023. Long-term borrowings increased $7.6 million, or 6.3%, from $120.6 million at December 31, 2023 to $128.3 million at September 30, 2024. At September 30, 2024 and December 31, 2023, borrowings also consisted of $19.7 million in fixed-to-floating rate subordinated notes.

The Company utilized the Bank Term Funding Program (“BTFP”), which was created in March 2023 to enhance banking system liquidity by allowing institutions to pledge certain securities at par value and borrow at a rate of ten basis points over the one-year overnight index swap rate. The BTFP was available to federally insured depository institutions in the U.S., with advances having a term of up to one year with no prepayment penalties. The BTFP ceased extending new advances in March 2024. At December 31, 2023, the Company’s outstanding balance under the BTFP was $90.0 million. There were no outstanding balance under the BTFP at September 30, 2024.

As of September 30, 2024, the Company had $452.0 million of additional borrowing capacity at the Federal Home Loan Bank, $404.9 million of additional borrowing capacity under the Federal Reserve Bank Discount Window and $25.0 million of other unsecured lines of credit with correspondent banks.

Capital

At September 30, 2024, shareholders’ equity was $240.7 million, or 9.1% of total assets, compared to $237.4 million, or 9.3% of total assets, at December 31, 2023. The change was primarily attributable to a decrease in accumulated other comprehensive loss of $3.4 million, cash dividends paid of $4.5 million, repurchase of shares at a cost of $5.6 million, partially offset by net income of $8.4 million. At September 30, 2024, total shares outstanding were 21,113,408.

The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by regulators and internal Company targets. Total Risk-Based Capital Ratio was 14.4% at September 30, 2024 and 14.7% at December 31, 2023.  The Bank’s Tier 1 Leverage Ratio to adjusted average assets was 9.61% at September 30, 2024 and 9.62% at December 31, 2023.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, and business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

●	unpredictable changes in general economic conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;

●	the duration and scope of potential pandemics, including the emergence of new variants and the response thereto;

●	unstable political and economic conditions which could materially impact credit quality trends and the ability to generate loans and gather deposits;

●	inflation and governmental responses to inflation, including recent sustained increases and potential future increases in interest rates that reduce margins;

●	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;

●	significant changes in accounting, tax or regulatory practices or requirements;

●	new legal obligations or liabilities or unfavorable resolutions of litigation;

●	disruptive technologies in payment systems and other services traditionally provided by banks;

●	the highly competitive industry and market area in which we operate;

●	changes in business conditions and inflation;

●	operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks;

●	failure or circumvention of our internal controls or procedures;

●	changes in the securities markets which affect investment management revenues;

●	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;

●	the soundness of other financial services institutions which may adversely affect our credit risk;

●	certain of our intangible assets may become impaired in the future;

●	new lines of business or new products and services, which may subject us to additional risks;

●	changes in key management personnel which may adversely impact our operations;

●	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and

●	other risk factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2024	2024	2024	2023	2023	2024	2023
INTEREST AND DIVIDEND INCOME:
Loans	$25,134	$24,340	$24,241	$23,939	$23,451	$73,715	$67,230
Securities	2,121	2,141	2,114	2,094	2,033	6,376	6,276
Other investments	189	148	136	140	166	473	418
Short-term investments	396	173	113	597	251	682	424
Total interest and dividend income	27,840	26,802	26,604	26,770	25,901	81,246	74,348

INTEREST EXPENSE:
Deposits	11,165	10,335	9,293	8,773	7,704	30,793	17,876
Short-term borrowings	71	186	283	123	117	540	1,466
Long-term debt	1,622	1,557	1,428	1,444	1,444	4,607	2,513
Subordinated debt	254	254	254	254	253	762	760
Total interest expense	13,112	12,332	11,258	10,594	9,518	36,702	22,615

Net interest and dividend income	14,728	14,470	15,346	16,176	16,383	44,544	51,733

PROVISION FOR (REVERSAL OF) CREDIT LOSSES	941	(294)	(550)	486	354	97	386

Net interest and dividend income after provision for (reversal of) credit losses	13,787	14,764	15,896	15,690	16,029	44,447	51,347

NON-INTEREST INCOME:
Service charges and fees on deposits	2,341	2,341	2,219	2,283	2,145	6,901	6,573
Income from bank-owned life insurance	470	502	453	432	454	1,425	1,388
Unrealized gain (loss) on marketable equity securities	10	4	8	(1)	—	22	—
Gain on sale of mortgages	246	—	—	—	—	246	—
Gain on non-marketable equity investments	—	987	—	—	238	987	590
Loss on disposal of premises and equipment	—	—	(6)	—	(3)	(6)	(3)
Loss on defined benefit plan termination	—	—	—	—	—	—	(1,143)
Gain on bank-owned life insurance death benefit	—	—	—	—	778	—	778
Other income	74	—	—	—	—	74	—
Total non-interest income	3,141	3,834	2,674	2,714	3,612	9,649	8,183

NON-INTEREST EXPENSE:
Salaries and employees benefits	8,112	7,901	8,244	7,739	7,955	24,257	24,475
Occupancy	1,217	1,218	1,363	1,198	1,159	3,798	3,710
Furniture and equipment	483	483	484	494	482	1,450	1,460
Data processing	869	846	862	788	824	2,577	2,369
Software	612	566	699	598	529	1,877	1,568
Debit/ATM card processing expense	649	643	552	559	562	1,844	1,580
Professional fees	540	581	569	674	643	1,690	2,203
FDIC insurance	338	323	410	338	341	1,071	983
Advertising	271	339	349	377	362	959	1,118
Other	1,315	1,414	1,250	2,020	1,261	3,979	4,099
Total non-interest expense	14,406	14,314	14,782	14,785	14,118	43,502	43,565

INCOME BEFORE INCOME TAXES	2,522	4,284	3,788	3,619	5,523	10,594	15,965

INCOME TAX PROVISION	618	771	827	1,108	1,033	2,216	3,408
NET INCOME	$1,904	$3,513	$2,961	$2,511	$4,490	$8,378	$12,557

Basic earnings per share	$0.09	$0.17	$0.14	$0.12	$0.21	$0.40	$0.58
Weighted average shares outstanding	20,804,162	21,056,173	21,180,968	21,253,452	21,560,940	21,013,003	21,631,067
Diluted earnings per share	$0.09	$0.17	$0.14	$0.12	$0.21	$0.40	$0.58
Weighted average diluted shares outstanding	20,933,833	21,163,762	21,271,323	21,400,664	21,680,113	21,122,208	21,681,251

Other Data:
Return on average assets (1)	0.29%	0.55%	0.47%	0.39%	0.70%	0.44%	0.66%
Return on average equity (1)	3.19%	6.03%	5.04%	4.31%	7.60%	4.74%	7.19%
Efficiency ratio	80.62%	78.20%	82.03%	78.27%	70.61%	80.27%	72.71%
Adjusted efficiency ratio (2)	80.67%	82.68%	82.04%	78.26%	74.38%	81.79%	72.98%
Net interest margin	2.40%	2.42%	2.57%	2.64%	2.70%	2.46%	2.88%
Net interest margin, on a fully tax-equivalent basis	2.42%	2.44%	2.59%	2.66%	2.72%	2.48%	2.90%

(1)	Annualized.

(2)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, loss on disposal of premises and equipment, loss on defined benefit plan termination and gain on bank-owned life insurance death benefit.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Cash and cash equivalents	$72,802	$53,458	$22,613	$28,840	$62,267
Securities available-for-sale, at fair value	155,889	135,089	138,362	137,115	130,709
Securities held to maturity, at amortized cost	213,266	217,632	221,242	223,370	225,020
Marketable equity securities, at fair value	252	233	222	196	—
Federal Home Loan Bank of Boston and other restricted stock - at cost	7,143	7,143	3,105	3,707	3,063

Loans	2,049,002	2,026,226	2,025,566	2,027,317	2,014,820
Allowance for credit losses	(19,955)	(19,444)	(19,884)	(20,267)	(19,978)
Net loans	2,029,047	2,006,782	2,005,682	2,007,050	1,994,842

Bank-owned life insurance	76,570	76,100	75,598	75,145	74,713
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	1,531	1,625	1,719	1,813	1,906
Other assets	71,492	75,521	76,206	74,848	79,998
TOTAL ASSETS	$2,640,479	$2,586,070	$2,557,236	$2,564,571	$2,585,005

Total deposits	$2,224,206	$2,171,809	$2,143,747	$2,143,744	$2,176,303
Short-term borrowings	4,390	6,570	11,470	16,100	8,890
Long-term debt	128,277	128,277	120,646	120,646	121,178
Subordinated debt	19,741	19,731	19,722	19,712	19,702
Securities pending settlement	2,513	102	—	—	2,253
Other liabilities	20,697	23,104	25,855	26,960	25,765
TOTAL LIABILITIES	2,399,824	2,349,593	2,321,440	2,327,162	2,354,091

TOTAL SHAREHOLDERS' EQUITY	240,655	236,477	235,796	237,409	230,914
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,640,479	$2,586,070	$2,557,236	$2,564,571	$2,585,005

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Shares outstanding at end of period	21,113,408	21,357,849	21,627,690	21,666,807	21,927,242

Operating results:
Net interest income	$14,728	$14,470	$15,346	$16,176	$16,383
Provision for (reversal of) credit losses	941	(294)	(550)	486	354
Non-interest income	3,141	3,834	2,674	2,714	3,612
Non-interest expense	14,406	14,314	14,782	14,785	14,118
Income before income provision for income taxes	2,522	4,284	3,788	3,619	5,523
Income tax provision	618	771	827	1,108	1,033
Net income	1,904	3,513	2,961	2,511	4,490

Performance Ratios:
Net interest margin	2.40%	2.42%	2.57%	2.64%	2.70%
Net interest margin, on a fully tax-equivalent basis	2.42%	2.44%	2.59%	2.66%	2.72%
Interest rate spread	1.60%	1.66%	1.85%	1.96%	2.07%
Interest rate spread, on a fully tax-equivalent basis	1.62%	1.67%	1.86%	1.98%	2.09%
Return on average assets	0.29%	0.55%	0.47%	0.39%	0.70%
Return on average equity	3.19%	6.03%	5.04%	4.31%	7.60%
Efficiency ratio (GAAP)	80.62%	78.20%	82.03%	78.27%	70.61%
Adjusted efficiency ratio (non-GAAP) (1)	80.67%	82.68%	82.04%	78.26%	74.38%

Per Common Share Data:
Basic earnings per share	$0.09	$0.17	$0.14	$0.12	$0.21
Earnings per diluted share	0.09	0.17	0.14	0.12	0.21
Cash dividend declared	0.07	0.07	0.07	0.07	0.07
Book value per share	11.40	11.07	10.90	10.96	10.53
Tangible book value per share (non-GAAP) (2)	10.73	10.41	10.25	10.30	9.87

Asset Quality:
30-89 day delinquent loans	$3,059	$3,270	$3,000	$4,605	$4,097
90 days or more delinquent loans	1,253	2,280	1,716	1,394	1,527
Total delinquent loans	4,312	5,550	4,716	5,999	5,624
Total delinquent loans as a percentage of total loans	0.21%	0.27%	0.23%	0.30%	0.28%
Nonperforming loans	$4,873	$5,845	$5,837	$6,421	$6,290
Nonperforming loans as a percentage of total loans	0.24%	0.29%	0.29%	0.32%	0.31%
Nonperforming assets as a percentage of total assets	0.18%	0.23%	0.23%	0.25%	0.24%
Allowance for credit losses as a percentage of nonperforming loans	409.50%	332.66%	340.65%	315.64%	317.62%
Allowance for credit losses as a percentage of total loans	0.97%	0.96%	0.98%	1.00%	0.99%
Net loan charge-offs (recoveries)	$98	$10	$(67)	$136	$78
Net loan charge-offs (recoveries) as a percentage of average loans	0.00%	0.00%	0.00%	0.01%	0.00%

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, loss on disposal of premises and equipment, loss on defined benefit plan termination and gain on bank-owned life insurance death benefit.

(2)	Tangible book value per share (non-GAAP) represents the value of the Company’s tangible assets divided by its current outstanding shares.

The following table sets forth the information relating to our average balances and net interest income for the three months ended September 30, 2024, June 30, 2024 and September 30, 2023 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,038,593	$25,253	4.93%	$2,017,127	$24,454	4.88%	$2,007,267	$23,568	4.66%
Securities(2)	354,696	2,121	2.38	354,850	2,141	2.43	361,216	2,033	2.23
Other investments	15,904	189	4.73	14,328	148	4.15	12,155	166	5.42
Short-term investments(3)	32,043	396	4.92	14,328	173	4.86	22,349	251	4.46
Total interest-earning assets	2,441,236	27,959	4.56	2,400,633	26,916	4.51	2,402,987	26,018	4.30
Total non-interest-earning assets	153,585			156,701			156,503
Total assets	$2,594,821			$2,557,334			$2,559,490

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$131,133	271	0.82	$131,449	253	0.77	$144,792	269	0.74
Savings accounts	179,844	38	0.08	185,690	51	0.11	195,020	41	0.08
Money market accounts	621,340	3,172	2.03	622,062	2,930	1.89	656,066	2,488	1.50
Time deposit accounts	688,797	7,684	4.44	650,054	7,101	4.39	563,135	4,906	3.46
Total interest-bearing deposits	1,621,114	11,165	2.74	1,589,255	10,335	2.62	1,559,013	7,704	1.96
Borrowings	153,317	1,947	5.05	160,484	1,997	5.00	149,507	1,814	4.81
Interest-bearing liabilities	1,774,431	13,112	2.94	1,749,739	12,332	2.83	1,708,520	9,518	2.21
Non-interest-bearing deposits	559,224			548,781			591,933
Other non-interest-bearing liabilities	23,466			24,453			24,504
Total non-interest-bearing liabilities	582,690			573,234			616,437
Total liabilities	2,357,121			2,322,973			2,324,957
Total equity	237,700			234,361			234,533
Total liabilities and equity	$2,594,821			$2,557,334			$2,559,490
Less: Tax-equivalent adjustment(2)		(119)			(114)			(117)
Net interest and dividend income		$14,728			$14,470			$16,383
Net interest rate spread(4)			1.60%			1.66%			2.07%
Net interest rate spread, on a tax-equivalent basis(5)			1.62%			1.67%			2.09%
Net interest margin(6)			2.40%			2.42%			2.70%
Net interest margin, on a tax-equivalent basis(7)			2.42%			2.44%			2.72%
Ratio of average interest-earning assets to average interest-bearing liabilities			137.58%			137.20%			140.65%

The following tables set forth the information relating to our average balances and net interest income for the nine months ended September 30, 2024 and 2023 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Nine Months Ended September 30,
	2024			2023
	Average Balance	Interest	Average Yield/ Cost(8)	Average Balance	Interest	Average Yield/ Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,025,858	$74,058	4.88%	$2,002,485	$67,586	4.51%
Securities(2)	356,340	6,376	2.39	372,623	6,276	2.25
Other investments	14,248	473	4.43	12,528	418	4.46
Short-term investments(3)	18,634	682	4.89	12,922	424	4.39
Total interest-earning assets	2,415,080	81,589	4.51	2,400,558	74,704	4.16
Total non-interest-earning assets	154,894			154,525
Total assets	$2,569,974			$2,555,083

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$132,708	759	0.76%	$142,716	780	0.73%
Savings accounts	183,872	128	0.09	207,513	142	0.09
Money market accounts	623,216	8,689	1.86	711,173	6,813	1.28
Time deposit accounts	655,700	21,217	4.32	498,193	10,141	2.72
Total interest-bearing deposits	1,595,496	30,793	2.58	1,559,595	17,876	1.53
Short-term borrowings and long-term debt	158,183	5,909	4.99	130,796	4,739	4.84
Total interest-bearing liabilities	1,753,679	36,702	2.80	1,690,391	22,615	1.79
Non-interest-bearing deposits	555,253			607,338
Other non-interest-bearing liabilities	24,931			23,886
Total non-interest-bearing liabilities	580,184			631,224

Total liabilities	2,333,863			2,321,615
Total equity	236,111			233,468
Total liabilities and equity	$2,569,974			$2,555,083
Less: Tax-equivalent adjustment (2)		(343)			(356)
Net interest and dividend income		$44,544			$51,733
Net interest rate spread (4)			1.70%			2.35%
Net interest rate spread, on a tax-equivalent basis (5)			1.71%			2.37%
Net interest margin (6)			2.46%			2.88%
Net interest margin, on a tax-equivalent basis (7)			2.48%			2.90%
Ratio of average interest-earning assets to average interest-bearing liabilities			137.72%			142.01%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.

(3)	Short-term investments include federal funds sold.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.

(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(8)	Annualized.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
	(Dollars in thousands)
Loan interest (no tax adjustment)	$25,134	$24,340	$24,241	$23,939	$23,451
Tax-equivalent adjustment	119	114	110	113	117
Loan interest (tax-equivalent basis)	$25,253	$24,454	$24,351	$24,052	$23,568

Net interest income (no tax adjustment)	$14,728	$14,470	$15,346	$16,176	$16,383
Tax equivalent adjustment	119	114	110	113	117
Net interest income (tax-equivalent basis)	$14,847	$14,584	$15,456	$16,289	$16,500

Average interest-earning assets	$2,441,236	$2,400,633	$2,403,086	$2,427,112	$2,402,987
Net interest margin (no tax adjustment)	2.40%	2.42%	2.57%	2.64%	2.70%
Net interest margin, tax-equivalent	2.42%	2.44%	2.59%	2.66%	2.72%

Book Value per Share (GAAP)	$11.40	$11.07	$10.90	$10.96	$10.53
Non-GAAP adjustments:
Goodwill	(0.59)	(0.58)	(0.58)	(0.58)	(0.57)
Core deposit intangible	(0.08)	(0.08)	(0.07)	(0.08)	(0.09)
Tangible Book Value per Share (non-GAAP)	$10.73	$10.41	$10.25	$10.30	$9.87

	For the quarter ended
	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
	(Dollars in thousands)
Efficiency Ratio:
Non-interest Expense (GAAP)	$14,406	$14,314	$14,782	$14,785	$14,118

Net Interest Income (GAAP)	$14,728	$14,470	$15,346	$16,176	$16,383

Non-interest Income (GAAP)	$3,141	$3,834	$2,674	$2,714	$3,612
Non-GAAP adjustments:
Unrealized (gains) losses on marketable equity securities	(10)	(4)	(8)	1	—
Gain on non-marketable equity investments	—	(987)	—	—	(238)
Loss on disposal of premises and equipment	—	—	6	—	3
Gain on bank-owned life insurance death benefit	—	—	—	—	(778)
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$3,131	$2,843	$2,672	$2,715	$2,599
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$17,859	$17,313	$18,018	$18,891	$18,982

Efficiency Ratio (GAAP)	80.62%	78.20%	82.03%	78.27%	70.61%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	80.67%	82.68%	82.04%	78.26%	74.38%

	For the nine months ended
	9/30/2024	9/30/2023
	(Dollars in thousands)
Loan income (no tax adjustment)	$73,715	$67,230
Tax-equivalent adjustment	343	356
Loan income (tax-equivalent basis)	$74,058	$67,586

Net interest income (no tax adjustment)	$44,544	$51,733
Tax equivalent adjustment	343	356
Net interest income (tax-equivalent basis)	$44,887	$52,089

Average interest-earning assets	$2,415,080	$2,400,558
Net interest margin (no tax adjustment)	2.46%	2.88%
Net interest margin, tax-equivalent	2.48%	2.90%

Adjusted Efficiency Ratio:
Non-interest Expense (GAAP)	$43,502	$43,565

Net Interest Income (GAAP)	$44,544	$51,733

Non-interest Income (GAAP)	$9,649	$8,183

Non-GAAP adjustments:
Unrealized gains on marketable equity securities	(22)	—
Loss on disposal of premises and equipment, net	6	3
Gain on bank-owned life insurance	—	(778)
Gain on non-marketable equity investments	(987)	(590)
Loss on defined benefit plan curtailment	—	1,143
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$8,646	$7,961
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$53,190	$59,694

Efficiency Ratio (GAAP)	80.27%	72.71%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	81.79%	72.98%